Exhibit 3(ii)

THIRD AMENDMENT

TO THE AMENDED AND RESTATED BYLAWS

OF

LSB INDUSTRIES, INC.

The following amendment to the Amended and Restated Bylaws of LSB Industries, Inc. (the “Corporation”), dated August 20, 2009, as amended by the First Amendment, dated February 18, 2010, and the Second Amendment, dated January 17, 2014 (together, the “Bylaws”), was approved and adopted by the Board of Directors of the Corporation at their meeting held on February 4, 2014:

1. Amendment to ARTICLE V, Section 13. “Treasurer.” Section 13 of ARTICLE V of the Bylaws is hereby deleted in its entirety, and the following new Section 13 is substituted in lieu thereof:

“Section 13. Treasurer. The Treasurer shall manage the funds of the Corporation and manage the securities of the Corporation that are held by the Corporation and shall perform the duties incident to the office of treasurer, subject to the direction of the Board of Directors.”

2. The Bylaws of the Corporation, as amended and modified by this Third Amendment to the Amended and Restated Bylaws of LSB Industries, Inc., set forth the entire bylaws of the Corporation. This Third Amendment to the Amended and Restated Bylaws of LSB Industries, Inc. is effective February 4, 2014, the date the Board of Directors adopted and approved such amendment.

Dated: February 4, 2014

LSB INDUSTRIES, INC.

/s/ Jack E. Golsen
Jack E. Golsen
Chairman of the Board

/s/ David M. Shear
David M. Shear, Secretary